Exhibit 99.1

Casey’s General Stores Announces Retirement of Chief Financial Officer Bill Walljasper

Ankeny, IA, February 11, 2020 - Casey’s General Stores, Inc. (Nasdaq: CASY) today announced that Bill Walljasper, Senior Vice President and Chief Financial Officer, will retire from the company later this year. He plans to continue as Chief Financial Officer (CFO) through the completion of the company’s fiscal 2020 year-end reporting and oversee a transition period with his successor.

“Bill’s leadership and service spent building this company, its finance organization and investor relations has helped Casey’s grow and deliver value to our shareholders,” said Darren Rebelez, President and Chief Executive Officer, Casey’s General Stores. “We are deeply appreciative of Bill’s dedication and the positive, long-lasting impact he’s made on Casey’s, our team members and in the communities we serve.”

During his 30-year tenure, Walljasper led the organization through accelerated store count and revenue growth and played a leading role in developing Casey’s human resources, accounting, finance and information technology departments. He joined the company in 1990 as a Risk Manager and his career developed through leadership roles in Risk Management, Human Resources and eventually Vice President of Human Resources in 1998. In 2003, he was named Vice President of Finance, and Senior Vice President and Chief Financial Officer in 2004.

“I am humbled and honored to be part of Casey’s 52-year history, and am proud of what we’ve accomplished. Looking ahead, I am focused on helping make this a seamless transition, and I am excited for the opportunities that lie ahead for Casey’s and our team members,” said Walljasper.

A search for the company’s next CFO will begin immediately.

About Casey’s General Stores
Casey's General Stores, Inc. is a Fortune 500 company (Nasdaq: CASY) operating over 2,100 convenience stores in 16 states. Founded more than 50 years ago, the company has grown to become the fourth-largest convenience store retailer and the fifth-largest pizza chain in the United States. Casey’s provides freshly prepared foods, quality fuel, and friendly service at every location. Guests can enjoy famous, made-from-scratch pizza, donuts, other assorted bakery items, and (at select stores) Casey’s made-to-order sub sandwiches and salads. Learn more and order online at www.caseys.com.

Contacts
Investor contact:
Bill Walljasper
bwalljasper@caseys.com

Media contact:
Katie Petru
kathryn.petru@caseys.com